Exhibit 10.7

March 23, 2011

C. Christian Kirley
Bigelow Income Properties
4801 Main Street, Suite 1000 Kansas City, MO 64112

Re:           Agreement for Business Wire, Inc. to Provide XBRL Services

Dear Chris,

Business Wire is pleased to offer Bigelow Income Properties, LLC. ("Company") Business Wire's XBRL Services ("Services") on the following terms:

For the period commencing April 1, 2011 and ending May 31, 2012, Business Wire will provide the following Services to Bigelow Income Properties, LLC. for $7,500.00 (as long as the financials remain at the same level of simplicity as reviewed in March 2011) to be invoiced upon commencement of work.

1.	Business Wire will map Bigelow Income Properties, LLC.'s consolidated financial statements with the appropriate GAAP taxonomy elements, compliant with the latest XBRL taxonomy. All four consolidated statements will be mapped. Additionally, Business Wire will map The Notes to the Statements on a block level as prescribed by the SEC
2.	Business Wire will create, as needed, specific elements of those line items that do not match up to the taxonomy definitions using industry best practices. Also created during the taxonomy extension step; presentation, label, and calculation linkbases.
3.	Business Wire will provide a spreadsheet for review of the general and extended XBRL
4.	Business Wire will collaboratively review Its work with Bigelow Income Properties, LLC. and update the mapping documents as necessary. We will then repeat Step 3 (above) and 4 (herein) as many times as necessary.
5.	For quality assurance Imposes, Business Wire will tag Bigelow Income Properties, LLC.'s financials, will validate all work with XBRL-compliant validation software, ensure proper rendering through the SEC's Viewer and test file with the SEC.
6.	Business Wire will produce for Bigelow Income Properties, LLC. XBRL exhibit files for the following SEC filings.
a.	10-Q for the period ending June 30, 2011
b.	10-Q for the period ending September 30, 2011
c.	10-K for period ending December 31, 2011
d.	10-Q for the period ending March 31, 2012
These files will conform to SEC validation checks.
7.	Business Wire will perform routine maintenance on the Bigelow Income Properties, LLC.'s taxonomy (making additions/deletions to reflect the course of normal business since the last filing, but not to reflect significant changes such as mergers, acquisitions, consolidations or divestitures).

For the period commencing June 1, 2012 and ending May 31, 2013, Business Wire will provide the following Services to Bigelow Income Properties, LLC. for $6,000.00 (as long as the financials remain at the same level of simplicity as reviewed in March, 2011) to be Invoiced upon commencement of the detailed tagging of the Footnotes and Schedules, which Is anticipated to begin in the 3"I quarter of 2011.

1.	Business Wire will perform routine maintenance and update the Bigelow Income Properties, LLC.'s taxonomy as described above. Additionally, we will map the financial statement footnotes and schedules on a detailed level as prescribed by the SEC.
2.	We will validate all work with XBRL-compliant validation software.
3.	Business Wire will produce for Bigelow Income Properties, LLC. XBRL exhibit files for the following SEC filings.
a.       10-Q for the period ending June 30, 2012
b.       10-Q for the period ending September 30, 2012
c.       10-K for period ending December 31, 2012
d.       10-Q for the period ending March 31, 2013
These files will conform to SEC validation checks.

All other products and services provided by Business Wire and not expressly set forth herein or in another Business Wire agreement will be billed at published rates.

By signing below, Bigelow income Properties, LLC. agrees to use Business Wire for these Services exclusively during the Term and accepts and agrees to all of the Terms and Conditions on the following pages. This Agreement and all its Terms and Conditions are confidential.

Business Wire XBRL Services Terms and Conditions

Business Wire provides XBRL Services, as defined on Page 1 of this Agreement. Company wishes to have Business Wire provide those Services to Company pursuant to this Agreement, which consists of the cover page and the Terms and Conditions under which Business Wire is willing to provide the Services to Company (collectively, this 'Agreement"). Unless otherwise amended as set forth herein, this Agreement is the complete and exclusive understanding and agreement between the parties and supersedes any oral or written proposal, agreement or other communication between the parties regarding Business Wire's provision of Services to Company. Notwithstanding the foregoing, this Agreement does not supersede any prior agreement regarding the provision of other services by Business Wire to Company.

A. License, Acknowledgements and Warranties.
To provide time for initial mapping of Company's consolidated financial statements in Year 1 and of the financial statement footnotes and schedules in Year 2, Company will inform Business Wire at least 3 weeks in advance of Company's initial anticipated date in Year 1 and in Year 2 for filing materials Company will submit to Business Wire for provision of Services. Thereafter, Company will provide the rnaterials to be tagged via the Services at least 24 hours prior to each subsequent anticipated filing date. Company grants Business Wire the right to use, display, copy, reproduce, reformat, translate, archive, edit, modify, adapt, publish, excerpt, create derivative works of and distribute (at or after filing) all such materials and any other materials submitted to Business Wire (collectively, "Materials') and such other rights as may be necessary for Business Wire to perform its obligations and exercise its rights under this Agreement.

Company warrants and represents that the content of all Materials will be accurate and original; that Company owns all right, title and interest In and to those Materials, or has sufficient rights, whether by implication, estoppel, or otherwise, to grant Business Wire the rights discussed in this Agreement. Company represents and warrants that the Materials will not violate or infringe upon any rights worldwide of other persons; that the material does not contain any viruses, scripts, macros or programs, or links to scripts, macros or programs; and that the Materials comply with all applicable laws and regulations, including without limitation all applicable securities laws and regulations.

Company understands and agrees that Materials submitted via Business Wire's website (the "Site") or any other use of Business Wire services are also subject to the Terms of Use at www.BusinessWire.com.

B. Pricing and Payment Terms. Prices for the Services are as provided on Page 1 and do not include any revisions, restatements or amendments required by Company. Additional services will be priced at Business Wire's applicable rates for those services. Failure to provide at least 3 weeks prior notice of Company's initial anticipated filing date in both Year 1 and Year 2, and/or failure to submit materials for tagging via the Services at least 24 hours prior to the anticipated filing deadline, may subject Company to additional charges for overtime and other expenses incurred to provide expedited Services. Payment terms are net due upon receipt, and charges become overdue after 30 days. If the account becomes delinquent, Company acknowledges and agrees that

Business Wire may demand payment of the balance owed in full, with accrued interest according to applicable laws and late charges. If Company's banking institution does not honor any payment to Business Wire due to insufficient funds, Company agrees to pay Business Wire a processing fee equivalent to US $25.00 per Incident.

In the event of a default on the balance owed, Company agrees to pay all costs of collection, including legal fees and costs, which are incurred by Business Wire or its agents. In addition, Company acknowledges that any special considerations on pricing or service may be negated upon default of balance owed.

C.           Term and Termination. Term of this Agreement is as specified on Page 1. Notwithstanding the foregoing, this Agreement may be terminated by Business Wire immediately upon notice to Company from Business Wire following any breach by Company of this Agreement. Upon termination of this Agreement, any amounts owed to Business Wire under this Agreement before such termination will be immediately due and payable, and Company will pay Business Wire for all work in process-as of the date of the termination within 30 days of termination, Sections B-D; Section F; Section G; Section I and Section A, paragraph 2 will survive termination of this Agreement.

D.           Additional Rights and Restrictions. Company acknowledges that the Services, and the databases, software, hardware, services and technology used by or on behalf of Business Wire to provide the Services and their structure, organization, methodology, taxonomy, schema and underlying data, information and source code (collectively, the "Technology') constitute valuable intellectual property of Business Wire. Subject to the terms of this Agreement, Business Wire grants to Company the right to use any portion of the Technology incorporated into the Materials processed by Business Wire ("Tagged Materials") solely in the form incorporated into the Tagged Materials by Business Wire and only In connection with Company's disclosure of the Tagged Materials in the ordinary course of its business. Company will not, and will not permit any third party to, use the Tagged Materials to reverse engineer, decompile, or otherwise attempt to derive the method of operation or performance of the Services, Business Wire may retain copies of the Tagged Materials and collect and analyze data and information from the Tagged Materials ("Data"). All Data will be owned by Business Wire. Following filing of the Tagged Materials by Company, Business Wire may distribute the Data and the Tagged Materials (or portions thereof) to third parties (or use the Data or Tagged Materials for any lawful business purpose) without a duty of accounting to Company.

E.      Indemnity. Company will indemnify and hold harmless Business Wire and its parent company, affiliate and subsidiary companies, officers, directors, employees, contractors, licensees,

XBRL Services Terms and Conditions

successors and assigns, including those licensed or authorized by Business Wire to process, transmit or distribute materials, from any and all liabilities, damages, judgments, claims, costs, losses, and expenses (including reasonable legal fees and costs) arising out of or related to any and all claims alleging conduct that would amount to a breach of any of Company's representations, warranties or other obligations under this Agreement and any claims arising from any actual or alleged violation by Company of any federal and state laws and regulations regarding Company's business or that otherwise result from Company's access to or Use of the Services or any Tagged Materials.

F.      Limitation of Liability. BUSINESS WIRE SHALL NOT BE LIABLE TO COMPANY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF BUSINESS WIRE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM OR RELATED IN ANY WAY TO ANY PROVISION OF THIS AGREEMENT (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES), INCLUDING, BUT NOT LIMITED TO, ANY LOSS OF DATA, LOSS OF OPPORTUNITY, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. IN NO EVENT SHALL BUSINESS WIRE BE LIABLE TO COMPANY FOR AN AMOUNT GREATER THAN THE PAYMENTS MADE BY COMPANY TO BUSINESS WIRE FOR THE PRODUCTS AND SERVICES PROVIDED PURSUANT TO THE TERMS OF THIS AGREEMENT TO WHICH THE LIABILITY RELATES. EXCEPT WHERE THE LAWS AND REGULATIONS OF A PARTICULAR JURISDICTION CONCERNING WARRANTIES CANNOT BE WAIVED OR EXCLUDED BY AGREEMENT, BUSINESS WIRE EXPRESSLY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, REGARDING THE SERVICES, SITE, AND ANY MATERIALS, INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. Some jurisdictions do not allow the exclusion of liability for incidental or consequential damages, so some or all of the above exclusions or limitations may not apply.

G.      Force Majeure. If Business Wire is prevented or delayed in or from performing any of Its obligations under the Agreement due to any delay or failure in performance of Company or any circumstances beyond Business Wire's control, including but not limited to governmental acts, war, riots, strikes or trade disputes (including by and with Business Wire's employees), technical failure, general availability of the Internet, power failure, communications failure, weather, flood, fire or explosion, natural or local emergency, Business Wire shall not be liable for any resulting failure to provide the Services hereunder.

H.      Severability, Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties and their successors and assigns. If any provision of this Agreement, is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue In full force without being impaired or invalidated in any way.

I.      Governing Law, Venue and Attorney Fees.  This Agreement, shall be governed by and construed in accordance with the laws of the United States and the State of California. Any dispute arising under or related in any way to this Agreement shall be adjudicated In a court of competent jurisdiction in the County of San Francisco, California. In the event of litigation to enforce any provision of this Agreement, the prevailing party will be entitled to recover from the other party Its costs and fees, including reasonable legal fees.

J.      Change In Terms. In the event of a change in these Terms and Conditions, Business Wire shall provide written notice and allow Company 30 days to respond before the change takes effect. Rejection of new Terms and Conditions must be conveyed to Business Wire in writing. Company's failure to respond in writing and/or its continued use of the Services after the 30-day notice period has expired shall constitute its acceptance of and agreement to such changes.

K.      Notices. Any notices required or allowed under this Agreement will be given by registered or certified mail with postage prepaid, and return receipt requested, or by nationally recognized commercial overnight courier service with charges prepaid, to the addresses listed on Page I. Notice shall be deemed delivered on the earlier to occur of 0) its actual receipt, (ii) the fifth business day following its deposit in registered or certified mail, with postage prepaid and return receipt requested, or the (iii) first business day following its deposit with a nationally recognized commercial overnight courier service, with charges prepaid.

XBRL Services Terms and Conditions